Exhibit 10.6

AMENDMENT TO
KAISER ALUMINUM CORPORATION
AMENDED AND RESTATED 2006 EQUITY
AND PERFORMANCE INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

THIS AMENDMENT is entered into as of March 31, 2014, by and between Kaiser Aluminum Corporation, a Delaware corporation (the “Company”), and Jack A. Hockema (the “Participant”). Terms not defined in this Amendment shall have the meaning set forth in the Agreement (as defined below).

WHEREAS, the Company and the Participant entered into the Restricted Stock Award Agreement under the Kaiser Aluminum Corporation Amended and Restated 2006 Equity and Performance Incentive Plan dated effective March 5, 2014 (the “Agreement”) and wish to amend provisions therein relating to the termination of employment as a result of retirement at or after age 65.

NOW, THEREFORE, the parties agree as follows:

1.	Section 5(d) of the Agreement is amended in its entirety to read as follows:

(d)     Retirement.   In the event the Participant ceases to be an Employee of the Company as a result of retirement at or after age 65 during a Period of Restriction, a pro rata portion, determined in accordance with the next following sentence, of all shares of Restricted Stock granted hereunder and held by the Participant at the time of such employment termination shall become freely transferable (subject, however, to all restrictions on transfer imposed by the Company’s certificate of incorporation or bylaws or by applicable federal or state securities laws) by the Participant on the date set forth under the “Vesting Schedule” on the electronic cover page to which this Agreement is attached as more fully described in Section 3(b) of this Agreement; provided, however, that in the event of the Participant’s death following such retirement, such pro rata portion of the shares of Restricted Stock granted herein and held by the Participant at the time of death shall no longer be subject to the Period of Restriction and shall become freely transferable (subject, however, to all restrictions on transfer imposed by the Company’s certificate of incorporation or bylaws or by applicable federal or state securities laws) by such Person or Persons that have been named as the Participant’s beneficiary as contemplated by Section 9 of this Agreement or by such Person or Persons that have acquired the Participant’s rights to such shares of Restricted Stock by will or the laws of descent and distribution. Such pro rata portion shall be determined based on a fraction, the numerator of which shall be the number of days employed during a Period of Restriction and the denominator of which shall be the total number of days in such Period of Restriction. Once shares of Restricted Stock granted hereunder are no longer subject to any restrictions on transfer under this Agreement or the Plan, the Person or Persons holding such shares shall be entitled to have the legend required by Section 2 of this Agreement removed from the applicable stock certificates or book-entry account. Subject to Section 6 of this Agreement, Restricted Stock granted hereunder and held by the Participant at the time of employment termination contemplated by this Section 5(d) that does not become freely transferable as provided above shall be forfeited by the Participant to the Company.

2.
The provisions of this Amendment supersede and replace in their entirety any conflicting provision set forth in the Agreement. Except as specifically amended hereby, the Agreement will continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

KAISER ALUMINUM CORPORATION

By: /s/ John M. Donnan
Name: John M. Donnan
Title: Executive Vice President - Legal, Compliance and Human Resources

/s/ Jack A. Hockema
Jack A. Hockema
President and Chief Executive Officer